Filed Pursuant to Rule 424(b)(2)
File No. 333-159738

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated April 11, 2012

PRICING SUPPLEMENT No. 195 dated April     , 2012

(To Product Supplement No. 4 dated May 28, 2010,

Prospectus Supplement dated April 23, 2010

and Prospectus dated June 4, 2009)

Wells Fargo & Company Medium-Term Notes, Series K ETF Linked Securities Upside Participation To A Cap And Fixed Percentage Buffered Downside

Growth Securities Notes Linked to the iShares® MSCI EAFE Index Fund due October 30, 2013

■    Linked to the iShares® MSCI EAFE Index Fund

■   Unlike ordinary debt securities, the notes do not pay interest or repay a fixed amount of principal at maturity. Instead, the notes provide for a payment at maturity that may be greater than, equal to or less than the original offering price of the notes, depending on the performance of the Fund from its starting price to its ending price. The payment at maturity will reflect the following terms:

■    If the value of the Fund appreciates, you will receive the original offering price plus 150% participation in the upside performance of the Fund, subject to a maximum total return at maturity of 17% to 21% (to be determined on the pricing date) of the original offering price

■    If the value of the Fund decreases but the decrease is not more than 12.50%, you will be repaid the original offering price

■   If the value of the Fund decreases by more than 12.50%, you will receive less than the original offering price and have 1-to-1 downside exposure to the decrease in the value of the Fund in excess of 12.50%

■    Investors may lose up to 87.50% of the original offering price

■    No exchange listing; designed to be held to maturity

Investing in the notes involves risks. See “Risk Factors” on page PRS-8.

The notes are unsecured obligations of Wells Fargo and all payments on the notes are subject to the credit risk of Wells Fargo. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	100.00%	0.25%	99.75%
Total

(1)

The agent discount will not be more than 0.25%. In addition to the agent discount, the original offering price specified above includes structuring and development costs and offering expenses. If the notes were priced today, the agent discount and structuring and development costs would total approximately $5.00 per $1,000 note. The actual agent discount and structuring and development costs will be set forth in the final pricing supplement when the final terms of the notes are determined. In no event will the agent discount and structuring and development costs exceed $12.50 per $1,000 note. See “Plan of Distribution” in the prospectus supplement for further information including information regarding how we may hedge our obligations under the notes.

Wells Fargo Securities

Growth Securities Notes Linked to the iShares® MSCI EAFE Index Fund due October 30, 2013

Investment Description

The Notes Linked to the iShares® MSCI EAFE Index Fund due October 30, 2013 are senior unsecured debt securities of Wells Fargo & Company that do not pay interest or repay a fixed amount of principal at maturity. Instead, the notes provide for a payment at maturity that may be greater than, equal to or less than the original offering price of the notes depending on the performance of the iShares MSCI EAFE Index Fund (the “Fund”) from its starting price to its ending price. The notes provide (i) the possibility of a leveraged return at maturity if the value of the Fund increases from its starting price to its ending price, provided that the total return at maturity of the notes will not exceed the maximum total return of 17% to 21% of the original offering price, as determined on the pricing date, (ii) repayment of principal if, and only if, the ending price of the Fund is not less than the starting price by more than 12.50% and (iii) exposure to decreases in the value of the Fund if and to the extent the ending price is less than the starting price by more than 12.50%, in each case subject to the credit risk of Wells Fargo. If the ending price is less than the starting price by more than 12.50%, you will receive less, and possibly 87.50% less, than the original offering price of your notes at maturity.

The Fund is an exchange traded fund that seeks to track the MSCI EAFE Index, an equity index that is designed to measure equity performance in developed markets, excluding the United States and Canada.

You should read this pricing supplement together with product supplement no. 4 dated May 28, 2010, the prospectus supplement dated April 23, 2010 and the prospectus dated June 4, 2009 for additional information about the notes. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Product Supplement No. 4 dated May 28, 2010 filed with the SEC on May 28, 2010:

http://www.sec.gov/Archives/edgar/data/72971/000095013010000775/d424b2.htm

•	Prospectus Supplement dated April 23, 2010 and Prospectus dated June 4, 2009 filed with the SEC on April 23, 2010:

http://www.sec.gov/Archives/edgar/data/72971/000119312510091748/d424b2.htm

PRS-2

Growth Securities Notes Linked to the iShares® MSCI EAFE Index Fund due October 30, 2013

Investor Considerations

We have designed the notes for investors who:

¡

seek 150% leveraged exposure to the upside performance of the Fund if the ending price is greater than the starting price, subject to the maximum total return at maturity of 17% to 21% (to be determined on the pricing date) of the original offering price;

¡	desire to limit downside exposure to the Fund through the 12.50% buffer;

¡	understand that if the ending price is less than the starting price by more than 12.50%, they will receive less, and possibly 87.50% less, than the original offering price of the notes at maturity;

¡	do not seek current income;

¡	are willing to forgo dividends on shares of the Fund; and

¡	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

¡	expect the value of the Fund to decrease by more than 12.50% from its starting price;

¡	seek uncapped exposure to the upside performance of the Fund;

¡	seek full return of the original offering price of the notes at stated maturity;

¡	seek current income;

¡	are unwilling to accept the risk of exposure to foreign equity markets;

¡	seek exposure to the Fund but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the notes;

¡	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Fund generally, or to the exposure to the Fund that the notes provide specifically; and

¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The notes are not sponsored, endorsed, sold or promoted by BTC, its affiliate, BlackRock Fund Advisors (“BFA”) or iShares Trust. None of BTC, BFA or iShares Trust makes any representations or warranties to the holders of the notes or any member of the public regarding the advisability of investing in the notes. None of BTC, BFA or iShares Trust will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the notes or in connection with Wells Fargo & Company’s use of information about the iShares® MSCI EAFE Index Fund.

PRS-3

Growth Securities Notes Linked to the iShares® MSCI EAFE Index Fund due October 30, 2013

Terms of the Notes

Market Measure:	iShares MSCI EAFE Index Fund

Pricing Date:	April 25, 2012*

Issue Date:	April 30, 2012*

The “redemption amount” per note will equal: • If the ending price is greater than the starting price: the lesser of: (i) the original offering price per note plus:

original offering price per note	x	ending price – starting price	x participation rate	; and
starting price

Redemption Amount:

(ii)    the capped value;

• If the ending price is less than or equal to the starting price, but greater than or equal to the threshold price: the original offering price per note; or

• If the ending price is less than the threshold price: the original offering price per note minus:

original offering price per note	x	threshold price – ending price
starting price

If the ending price is less than the threshold price, you will receive less, and possibly 87.50% less, than the original offering price of your notes at maturity.

Stated Maturity Date:	October 30, 2013*, subject to postponement if a market disruption event occurs or is continuing.

Starting Price:	, the fund closing price of the Fund on the pricing date.

Ending Price:	The “ending price” will be the fund closing price of the Fund on the calculation day.
Capped Value:	The “capped value” will be determined on the pricing date and will be within the range of 117% to 121% of the original offering price per note ($1,170 to $1,210 per $1,000 note). As a result of the capped value, the maximum total return at maturity of the notes will be 17% to 21% of the original offering price. References in this pricing supplement to a “$1,000 note” are to a note with an original offering price of $1,000.

Threshold Price:	, which is equal to 87.50% of the starting price.

*	To the extent that we make any change to the expected pricing date or expected issue date, the stated maturity date and the calculation day may also be changed in our discretion to ensure that the term of the notes remains the same.

PRS-4

Growth Securities Notes Linked to the iShares® MSCI EAFE Index Fund due October 30, 2013

Terms of the Notes (Continued)

Participation Rate:	150%

Calculation Day:	October 25, 2013* or, if such day is not a trading day, the next succeeding trading day. The calculation day is subject to postponement due to the occurrence of a market disruption event.

Calculation Agent:	Wells Fargo Securities, LLC

Material Tax Consequences:

The United States federal income tax consequences of your investment in the notes are uncertain. The discussion below supplements the discussion under “United States Federal Income Tax Considerations” in the product supplement and is subject to the limitations and exceptions set forth therein.

The terms of the notes require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize and treat a note as a pre-paid derivative contract with respect to the Fund. If the notes are so characterized and treated (and such characterization and treatment is respected by the Internal Revenue Service (the “IRS”)), and subject to the discussion of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), below, you should generally recognize capital gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference between the amount you receive at such time and the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you held your notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes in the manner described under “United States Federal Income Tax Considerations—Alternative Treatments” on page PS-23 of the product supplement.

Although not entirely clear, it is possible that the purchase and ownership of the notes will be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange or maturity of your notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such recharacterized capital gain) to the extent that such capital gain exceeds the “net underlying long-term capital gain”, as defined in Section 1260 of the Code, in respect of the notes (such excess, the “Excess Gain Amount”). Although the matter is not entirely clear, we believe that it is more likely than not that the “net underlying long-term capital gain” in respect of the notes should equal the amount of long-term capital gain that you would have realized had you purchased an actual interest in the Fund on the date that you purchased your notes (in an amount equal to the number of shares of the Fund that are referenced by your notes, after taking into account the participation

*	To the extent that we make any change to the expected pricing date or expected issue date, the stated maturity date and the calculation day may also be changed in our discretion to ensure that the term of the notes remains the same.

PRS-5

Growth Securities Notes Linked to the iShares® MSCI EAFE Index Fund due October 30, 2013

Terms of the Notes (Continued)

rate) and sold such interest in the Fund on the date of the sale, exchange or maturity of the notes. If the “net underlying long-term capital gain” is determined in this manner, the Excess Gain Amount in respect of the notes at maturity should be zero because the maturity payment under the notes will only reflect the appreciation, if any, in the value of the shares of the Fund and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the Fund. Under this approach, the application of the constructive ownership rules would thus not have any adverse effects to you. However, it is possible that the Excess Gain Amount could be greater than zero if the IRS successfully asserts that the number of the shares of the Fund used to determine the Excess Gain Amount should be calculated by dividing the amount you paid for your notes by the price of the shares of the Fund on the date you acquired your notes, as opposed to making such determination based on the actual number of shares of the Fund that, after taking into account the participation rate, are effectively referenced in determining the actual return on your notes. Because the application of the constructive ownership rules to the notes is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the notes should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the notes even though you will not receive any payments with respect to the notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

You are urged to read the more detailed discussion in “United States Federal Income Tax Considerations” on page PS-22 of the product supplement and to consult your own tax advisor.

PRS-6

Growth Securities Notes Linked to the iShares® MSCI EAFE Index Fund due October 30, 2013

Terms of the Notes (Continued)

Agent:	Wells Fargo Securities, LLC, acting as principal. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of 0.25% of the original offering price of the notes. Such securities dealers may include Wells Fargo Advisors, LLC (“WFA”), one of our affiliates.

Supplemental Plan of Distribution:

Notice to Prospective Investors in Argentina

The notes and the related offer to purchase notes and sale of notes under the terms and conditions provided in this pricing supplement and the prospectus supplement and prospectus do not constitute a public offering in Argentina. Consequently no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor any listing authorization of the notes has been requested on any stock market in Argentina.

Notice to Prospective Investors in Brazil

The notes may not be offered or sold to the public in Brazil. Accordingly the notes have not been submitted to the Comissão de Valores Mobiliáros for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

Notice to Prospective Investors in Chile

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this pricing supplement or the prospectus supplement and prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Notice to Prospective Investors in Mexico

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the prospectus supplement and prospectus may not be publicly distributed in Mexico.

Notice to Prospective Investors in Taiwan

The notes may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.

See “Plan of Distribution” in the prospectus supplement for additional selling restrictions.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RJL6

PRS-7

Growth Securities Notes Linked to the iShares® MSCI EAFE Index Fund due October 30, 2013

Risk Factors

If The Ending Price Is Less Than The Threshold Price, You Will Receive Less, And Possibly 87.50% Less, Than The Original Offering Price Of Your Notes At Maturity.

If the ending price is less than the threshold price, the redemption amount that you receive at stated maturity will be reduced by an amount equal to the decline in the price of the Fund to the extent it is below the threshold price (expressed as a percentage of the starting price). The threshold price is 87.50% of the starting price. As a result, you may receive less, and possibly 87.50% less, than the original offering price per note at maturity even if the value of the Fund is greater than or equal to the starting price or the threshold price at certain times during the term of the notes.

The risks set forth below are discussed more fully in the product supplement.

•	Your Investment May Result In A Loss.

•	Your Yield May Be Lower Than The Yield On Other Debt Securities Of Comparable Maturity.

•	Your Return Will Be Limited By A Capped Value And May Not Reflect The Return On A Direct Investment In The Market Measure.

•	The Notes Are Subject To The Credit Risk Of Wells Fargo.

•	No Periodic Interest Will Be Paid On The Notes.

•

The Inclusion Of The Agent Discount Or Commission And Structuring And Development Costs In The Original Offering Price Of The Notes And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Notes.

•	The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	We Do Not Expect A Trading Market For The Notes To Develop.

•	Your Return On The Notes Could Be Less Than If You Owned The Shares Of An Exchange Traded Fund.

•	Historical Values Of A Market Measure Or The Securities Included In A Market Measure Should Not Be Taken As An Indication Of The Future Performance Of Such Market Measure During The Term Of The Notes.

•	Changes That Affect An Exchange Traded Fund Or Its Related Underlying Index May Affect The Value Of The Notes And The Amount You Will Receive At Stated Maturity.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In An Exchange Traded Fund Or Its Underlying Index.

•	We And Our Affiliates Have No Affiliation With Any Of The Sponsors And Are Not Responsible For Their Public Disclosure Of Information.

•	An Investment Linked To The Shares Of An Exchange Traded Fund Is Different From An Investment Linked To The Related Underlying Index.

•	You Will Not Have Any Shareholder Rights With Respect To The Shares Of Any Exchange Traded Fund.

•	Anti-dilution Adjustments Relating To The Shares Of An Exchange Traded Fund Do Not Address Every Event That Could Affect Such Shares.

PRS-8

Growth Securities Notes Linked to the iShares® MSCI EAFE Index Fund due October 30, 2013

Risk Factors (Continued)

•	An Investment In The Notes Is Subject To Risks Associated With Foreign Securities Markets.

•	Exchange Rate Movements May Impact The Value Of The Notes.

•	The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

•	Research Reports And Other Transactions May Create Conflicts Of Interest Between You And Us.

•	Potential Conflicts Of Interest Could Arise.

•	Trading And Other Transactions By Us Or Our Affiliates Could Affect The Level Of A Market Measure, Prices Of Securities Included In A Market Measure Or The Value Of The Notes.

•	Significant Aspects Of The Tax Treatment Of The Notes Are Uncertain.

PRS-9

Growth Securities Notes Linked to the iShares® MSCI EAFE Index Fund due October 30, 2013

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per $1,000 note (the redemption amount) calculated as follows:

PRS-10

Growth Securities Notes Linked to the iShares® MSCI EAFE Index Fund due October 30, 2013

Hypothetical Payout Profile

The following profile is based on a hypothetical capped value of 119% or $1,190 per $1,000 note (the midpoint of the specified range for the capped value), a participation rate of 150% and a threshold price equal to 87.50% of the starting price. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price, the actual capped value and whether you hold your notes to maturity.

PRS-11

Growth Securities Notes Linked to the iShares® MSCI EAFE Index Fund due October 30, 2013

Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations (rounded to two decimal places), reflecting a hypothetical capped value of 119% or $1,190 per $1,000 note (the midpoint of the specified range for the capped value) and assuming hypothetical starting prices and ending prices as indicated in the examples.

Example 1. Redemption amount is greater than the original offering price but less than the capped value:

Hypothetical starting price: $52.78

Hypothetical ending price: $58.00

Since the hypothetical ending price is greater than the hypothetical starting price, the redemption amount would equal:

$1,000 +	$1,000	x	58.00 – 52.78	x 150%	= $	1,148.35
52.78

On the stated maturity date you would receive $1,148.35 per $1,000 note.

Example 2. Redemption amount is equal to the capped value:

Hypothetical starting price: $52.78

Hypothetical ending price: $65.00

The redemption amount would be equal to the capped value since the capped value is less than:

$1,000 +	$1,000	x	65.00 – 52.78	x 150%	= $	1,347.29
52.78

On the stated maturity date you would receive $1,190.00 per $1,000 note.

In addition to limiting your return on the notes, the capped value limits the positive effect of the participation rate. If the ending price is greater than the starting price, you will participate in the performance of the Fund at a rate of 150% up to a certain point. However, the effect of the participation rate will be progressively reduced for ending prices that are greater than 112.67% of the starting price (assuming a capped value of 119% or $1,190 per $1,000 note, the midpoint of the specified range for the capped value) since your return on the notes for any ending price greater than 112.67% of the starting price will be limited to the capped value.

PRS-12

Growth Securities Notes Linked to the iShares® MSCI EAFE Index Fund due October 30, 2013

Hypothetical Payments at Stated Maturity (Continued)

Example 3. Redemption amount is equal to the original offering price:

Hypothetical starting price: $52.78

Hypothetical ending price: $47.50

Hypothetical threshold price: $46.18, which is 87.50% of the hypothetical starting price

Since the hypothetical ending price is less than the hypothetical starting price, but not by more than 12.50%, you would not lose any of the original public offering price of your notes.

On the stated maturity date you would receive $1,000 per $1,000 note.

Example 4. Redemption amount is less than the original offering price:

Hypothetical starting price: $52.78

Hypothetical ending price: $42.00

Hypothetical threshold price: $46.18, which is 87.50% of the hypothetical starting price

Since the hypothetical ending price is less than the hypothetical starting price by more than 12.50%, you would lose a portion of the original public offering price of your notes and receive the redemption amount equal to:

$1,000 –	$1,000	x	46.18 – 42.00	= $	920.80
52.78

On the stated maturity date you would receive $920.80 per $1,000 note.

To the extent that the starting price, ending price and capped value differ from the values assumed above, the results indicated above would be different.

PRS-13

Growth Securities Notes Linked to the iShares® MSCI EAFE Index Fund due October 30, 2013

Hypothetical Returns

The following table illustrates, for a hypothetical capped value of 119% or $1,190 per $1,000 note (the midpoint of the specified range of the capped value) and a range of hypothetical ending prices of the Fund:

•	the hypothetical percentage change from the hypothetical starting price to the hypothetical ending price;

•	the hypothetical redemption amount payable at stated maturity per $1,000 note;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical ending price	Hypothetical percentage change from the hypothetical starting price to the hypothetical ending price	Hypothetical redemption amount payable at stated maturity per $1,000 note	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
68.61	30.00%	$1,190.00	19.00%	11.93%
65.98	25.00%	$1,190.00	19.00%	11.93%
63.34	20.00%	$1,190.00	19.00%	11.93%
59.47	12.67%	$1,190,00	19.00%	11.93%
58.06	10.00%	$1,150.00	15.00%	9.53%
55.42	5.00%	$1,075.00	7.50%	4.88%
52.78(2)	0.00%	$1,000.00	0.00%	0.00%
50.14	-5.00%	$1,000.00	0.00%	0.00%
47.50	-10.00%	$1,000.00	0.00%	0.00%
46.18	-12.50%	$1,000.00	0.00%	0.00%
45.92	-13.00%	$ 995.00	-0.50%	-0.33%
42.22	-20.00%	$ 925.00	-7.50%	-5.13%
36.95	-30.00%	$ 825.00	-17.50%	-12.41%
31.67	-40.00%	$ 725.00	-27.50%	-20.31%
(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis.
(2)	The hypothetical starting price. The actual starting price will be determined on the pricing date.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual starting price, ending price and capped value.

PRS-14

Growth Securities Notes Linked to the iShares® MSCI EAFE Index Fund due October 30, 2013

The iShares MSCI EAFE Index Fund

The iShares MSCI EAFE Index Fund is an exchange traded fund that seeks to track the MSCI EAFE Index, an equity index that is designed to measure equity performance in developed markets, excluding the United States and Canada. As of the date of this pricing supplement, the current Trust Prospectus relating to the iShares MSCI EAFE Index Fund is dated December 1, 2011, which is part of Post-Effective Amendment No. 626 to the Registration Statement filed with the SEC on Form N-1A, on November 21, 2011 under the Securities Act and the Investment Company Act (File Nos. 333-92935 and 811-09729). The following developed market country indices are included in the MSCI EAFE Index: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. As described in the Trust Prospectus, the iShares EAFE Index Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI EAFE Index is concentrated. See “The iShares MSCI EAFE Index Fund” in Annex A to the product supplement for additional information about the iShares MSCI EAFE Index Fund. The information about the iShares MSCI EAFE Index Fund contained herein updates the information in the product supplement.

We obtained the closing prices listed below from Bloomberg. You can obtain the value of the iShares MSCI EAFE Index Fund at any time from Bloomberg under the symbol “EFA” or from the iShares website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of the information obtained from these sources. No information contained on the iShares website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing prices of the Fund for the period from January 1, 2002 to April 9, 2012. The closing price on April 9, 2012 was $52.78.

PRS-15

Growth Securities Notes Linked to the iShares® MSCI EAFE Index Fund due October 30, 2013

The iShares MSCI EAFE Index Fund (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the Fund for each quarter in the period from January 1, 2002 through March 31, 2012 and for the period from April 1, 2012 to April 9, 2012.

	High	Low	Last
2002
First Quarter	$40.76	$36.10	$40.03
Second Quarter	$41.81	$37.82	$39.52
Third Quarter	$39.60	$30.43	$31.73
Fourth Quarter	$34.97	$30.00	$33.00
2003
First Quarter	$34.15	$28.81	$30.20
Second Quarter	$37.77	$30.67	$36.10
Third Quarter	$40.38	$36.07	$39.00
Fourth Quarter	$45.59	$40.22	$45.59
2004
First Quarter	$48.10	$45.12	$47.20
Second Quarter	$48.10	$43.38	$47.67
Third Quarter	$47.40	$44.47	$47.13
Fourth Quarter	$53.42	$47.13	$53.42
2005
First Quarter	$55.25	$51.26	$52.96
Second Quarter	$53.83	$51.28	$52.39
Third Quarter	$58.48	$51.95	$58.10
Fourth Quarter	$60.94	$54.72	$59.43
2006
First Quarter	$65.38	$60.33	$64.92
Second Quarter	$70.58	$59.46	$65.39
Third Quarter	$68.36	$61.70	$67.75
Fourth Quarter	$74.33	$67.94	$73.22
2007
First Quarter	$76.72	$70.90	$76.26
Second Quarter	$81.78	$76.50	$80.77
Third Quarter	$83.62	$73.94	$82.59
Fourth Quarter	$86.10	$78.24	$78.50
2008
First Quarter	$78.35	$68.31	$71.90
Second Quarter	$78.52	$68.10	$68.70
Third Quarter	$68.04	$53.08	$56.30
Fourth Quarter	$55.88	$35.71	$44.87
2009
First Quarter.	$45.44	$31.69	$37.59
Second Quarter	$49.04	$38.57	$45.81
Third Quarter	$55.81	$43.91	$54.70
Fourth Quarter	$57.28	$52.66	$55.30
2010
First Quarter	$57.96	$50.45	$56.00
Second Quarter	$58.03	$46.29	$46.51
Third Quarter	$55.42	$47.09	$54.92
Fourth Quarter	$59.46	$54.25	$58.23
2011
First Quarter	$61.91	$55.31	$60.09
Second Quarter	$63.87	$57.10	$60.14
Third Quarter	$60.80	$46.66	$47.75
Fourth Quarter	$55.57	$46.45	$49.53
2012
First Quarter	$55.80	$49.15	$54.90
April 1, 2012 to April 9, 2012	$55.51	$52.78	$52.78

PRS-16